EXHIBIT 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Trustees

Sky Financial Group, Inc.

Bowling Green, Ohio

We hereby consent to the inclusion in Form 11-K of our report dated June 10, 2003 relating to the statements of net assets available for benefits of the Three Rivers Bancorp 401(k) Plan as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for the three years ended December 31, 2002.

/s/ BARNES, SALY & COMPANY, LLP

BANRNES, SALY & COMPANY LLP

Johnstown, Pennsylvania

June 26, 2003